EXHIBIT 99.1

Scientific Learning Reports Second Quarter 2012 Financial Results

OAKLAND, Calif., Aug. 14, 2012 (GLOBE NEWSWIRE) -- Scientific Learning Corporation (Nasdaq:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the second quarter ended June 30, 2012.

Total revenue in the second quarter of 2012 was $7.1 million, compared to $12.4 million in the second quarter of 2011. Total booked sales for the second quarter were $7.1 million, compared to $10.1 million in the second quarter of 2011. Adjusted EBITDA was a loss of $(2.4) million in the second quarter of 2012 compared to a gain of $1.7 million in the second quarter of 2011. Net loss in the second quarter of 2012 was $(3.1) million, or $(0.14) per share, compared to net income of $884,000, or $0.05 per share, in the second quarter of 2011.

"Although we don't envision the market conditions drastically changing, we're encouraged by the progress we're making in the business transition. Educational leaders recognize the need to improve student achievement, and technology is one of the leading ways to get quick results without needing more teachers and classrooms," said Bob Bowen, Chairman and Chief Executive Officer. "Interest levels in MySciLearn are strong and the need for our products is high among K-12 schools. We're seeing a dramatic increase in customers on the new platform, with over half of our customer base converted to MySciLearn. Also, the number of active school sites increased 11% over last year to 3413 sites. As we complete our 90 day review process and look to the second half of the year, we will continue to focus on sales execution and aligning our cost structure."

Second Quarter 2012 Operating Metrics:

  K-12 transaction volume increased 15% over second quarter 2011
  Subscription revenue increased 140% over second quarter 2011
  As of June 30, 2012, over 50% of the Company's active K-12 school sites are accessing Fast ForWord via the new on-demand, SaaS platform known as MySciLEARN

Booked sales and Adjusted EBITDA are both non-GAAP measures. Additional information on these non-GAAP measures and reconciliations are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Conference Call Information

A conference call to discuss second quarter 2012 financial results is scheduled for today, August 14, 2012 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (855) 859-2056 (domestic) or (404) 537-3406 (international), Conference ID # 14393279, approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company's website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (800) 642-1687 (domestic) and (706) 645-9291 (international) and enter Conference ID # 14393279.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning's results are demonstrated in over 250 research studies and protected by over 55 patents. Learners can realize achievement gains of up to two years in as little as three months and maintain an accelerated rate of learning even after the programs end.

Today, learners have used over 3 million Scientific Learning software products. We provide our offerings directly to parents, K-12 schools and learning centers, and in more than 40 countries around the world. For more information, visit www.scientificlearning.com or call toll-free 888-358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to trends in and growth expectations for our markets, the impact and potential of our MySciLearn platform, and our sales execution and cost reduction plans. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the amount and duration of federal stimulus funding; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to its Report on Form 10-K for the year ended December 31, 2011 (Part I, Item 1A, Risk Factors) filed March 30, 2012 and its Report on Form 10-Q for the quarter ended June 30, 2012 (Part II, Item 1A, Risk Factors), filed August 14, 2012. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 3,196	$ 5,871
Accounts receivable, net	4,279	4,433
Prepaid expenses and other current assets	1,228	1,709

Total current assets	8,703	12,013

Property and equipment, net	2,907	3,326
Goodwill	4,568	4,568
Other intangible assets, net	260	518
Other assets	1,160	1,438

Total assets	$ 17,598	$ 21,863

Liabilities and stockholders' equity (net capital deficiency)
Current liabilities:
Accounts payable	$ 1,109	$ 881
Accrued liabilities	2,963	3,556
Deferred revenue	10,424	12,606

Total current liabilities	14,496	17,043
Deferred revenue, long-term	4,409	4,716
Warrant Liability	2,080	--
Other liabilities	726	785

Total liabilities	21,711	22,544

Stockholders' equity (net capital deficiency):
Common stock and additional paid in capital	95,480	90,735
Accumulated deficit	(99,596)	(91,419)
Accumulated other comprehensive loss	3	3

Total stockholders' equity (net capital deficiency)	(4,113)	(681)

Total liabilities and stockholders' equity (net capital deficiency)	$ 17,598	$ 21,863

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Subscriptions	$ 921	$ 384	$ 1,684	$ 863
Licenses	2,569	6,901	4,900	12,029
Service and support	3,658	5,112	7,650	9,940

Total revenues	7,148	12,397	14,234	22,832

Cost of revenues:
Cost of subscription	242	51	505	96
Cost of license	255	331	499	646
Cost of service and support	1,594	1,986	3,430	4,234

Total cost of revenues	2,091	2,368	4,434	4,976

Gross profit	5,057	10,029	9,800	17,856

Operating expenses:
Sales and marketing	4,378	4,477	9,267	9,393
Research and development	1,933	2,550	4,503	5,454
General and administrative	1,971	2,078	4,189	4,421

Total operating expenses	8,282	9,105	17,959	19,268
Operating income (loss)	(3,225)	924	(8,159)	(1,412)

Interest and other income, net	124	3	65	15

Income (loss) before income tax	(3,101)	927	(8,094)	(1,397)
Provision for income taxes	40	43	83	82
Net income (loss)	$ (3,141)	$ 884	$ (8,177)	$ (1,479)

Net income (loss) per share:
Basic net income (loss) per share	$ (0.14)	$ 0.05	$ (0.39)	$ (0.08)
Diluted net income (loss) per share	$ (0.14)	$ 0.05	$ (0.39)	$ (0.08)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	23,263	18,812	21,210	18,770
Diluted weighted average shares outstanding	23,263	19,485	21,210	18,770

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2012	2011
Operating Activities:
Net loss	$ (8,177)	$ (1,479)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	1,225	915
Impairment Charge	200	--
Stock-based compensation	485	740
Change in fair value of warrant	(288)	--
Changes in operating assets and liabilities:
Accounts receivable	154	(1,054)
Prepaid expenses and other current assets	481	376
Other assets	(5)	19
Accounts payable	228	(36)
Accrued liabilities	(593)	(383)
Deferred revenue	(2,489)	(4,107)
Other liabilities	(59)	(24)
Net cash used in operating activities	(8,838)	(5,033)

Investing Activities:
Purchases of property and equipment, net	(465)	(1,492)
Purchases of investments	--	(3,584)
Sales and maturities of investments	--	6,500
Net cash provided by (used in) investing activities	(465)	1,424

Financing Activities:
Borrowings under bank line of credit	3,000	--
Repayment of borrowings under bank line of credit	(3,000)	--
Proceeds from exercise of options	148	178
Proceeds from issuance of common stock, net	6,511	--
Net settlement of common stock	(31)	(99)
Net cash provided by financing activities	6,628	79

Decrease in cash and cash equivalents	(2,675)	(3,530)

Cash and cash equivalents at beginning of period	5,871	5,415

Cash and cash equivalents at end of period	$ 3,196	$ 1,885

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Booked sales	$ 7,128	$ 10,118	$ 11,743	$ 18,201
Less: revenue	7,148	12,397	14,234	22,832
Adjustments	(5)	146	2	524
Net decrease in current and long-term deferred revenue	$ (25)	$ (2,133)	$ (2,489)	$ (4,107)

Beginning balance in current and long-term deferred revenue	$ 14,858	$ 19,897	$ 17,322	$ 21,871
Ending balance in current and long-term deferred revenue	$ 14,833	$ 17,764	$ 14,833	$ 17,764

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Loss to Adjusted EBITDA

$s in thousands
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net loss	$ (3,141)	$ 884	$ (8,177)	$ (1,479)
Adjustments to reconcile to Adjusted EBITDA:
Provision for income taxes[1]	40	43	83	82
Interest and other (income) expense, net[2]	2	3	23	12
Depreciation and amortization[3]	610	440	1,224	915
Stock-based compensation[4]	222	285	485	740
Change in fair value of warrant[5]	(326)	--	(288)	--
Impairment charge[6]	200	--	200	--
Adjusted EBITDA	$ (2,393)	$ 1,655	$ (6,450)	$ 270

Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (Adjusted EBITDA) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the Company in the current period. We also believe that Adjusted EBITDA will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of Adjusted EBITDA to net loss, the closest GAAP measure.
Adjusted EBITDA should not be considered in isolation or as a substitute for analysis for our results as reports under GAAP. Adjusted EBITDA has the following differences from net loss, the closest GAAP measure:
[1] Provision for income taxes is a required expense for all businesses. We excluded in it order to allow investors to evaluate our operating results without regard to our tax obligations.
[2] Because we have borrowed and invested money, interest income and expense is a necessary element of our costs and ability to generate profits and cash flows. We excluded interest income and expense in order to allow investors to evaluate our operating results without regard to our financing methods. Other income and expense includes foreign exchange gain and loss as well as gain and loss on disposal of fixed assets, all of which we believe are not indicative of our core operating performance and are not meaningful in comparison to our past operating performance.
[3] Depreciation and amortization are necessary elements of our costs and our ability to generate profits; and the assets being depreciated and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. See below for allocation of non-cash charges.
[4] Stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation because we believe it is not an indicator of the performance of our core operations. See below for allocation of non-cash charges.
[5] Change in fair value of warrant is the change in the fair value of our common stock warrants which were issued on March 28, 2012. The fair value was estimated using the Black-Scholes Merton option pricing model, which requires the input of highly subjective assumptions as determined by the Company's management which we believe is not indicative of our core operating performance and is not meaningful in comparison to our past operating performance.
[6] Impairment charge consisting of a write off of an investment which was deemed to be impaired as of June 30, 2012 due to the financial condition of the company with which this investment was for.

Non-Cash Charges

$s in thousands	Three months ended June 30, 2012			Six months ended June 30, 2012
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of products	$ 158	$ 2	$ 160	$ 312	$ 1	$ 313
Cost of service and support	--	8	8	--	15	15
Operating expenses	452	212	664	912	469	1,381
Total	$ 610	$ 222	$ 832	$ 1,224	$ 485	$ 1,709

$s in thousands	Three months ended June 30, 2011			Six months ended June 30, 2011
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	$ 139	$ --	$ 139	$ 278	$ --	$ 278
Cost of Service and Support	--	11	11	--	20	20
Operating Expenses	301	274	575	637	720	1,357
Total	$ 440	$ 285	$ 725	$ 915	$ 740	$ 1,655

Recurring Revenue
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Recurring revenue[1]	$ 3,265	$ 3,345	$ 6,301	$ 6,453
Non-recurring revenue[2]	3,883	9,052	7,933	16,379

Total revenues	$ 7,148	$ 12,397	$ 14,234	$ 22,832

Recurring revenue as a % of total revenue	46%	27%	44%	28%
Non-recurring revenue as a % of total revenue	54%	73%	56%	72%

[1] Recurring revenue is GAAP revenue recognized in the current period. It is predictable revenue that is likely to continue in future reporting periods. We derive recurring revenue from subscription fees paid by US and international customers to access our applications, on-line consumer products, and web-delivered reporting tools and from support & maintenance fees paid by our customers, who previously purchased perpetual software products.
[2] Non-recurring revenue is GAAP revenue recognized in the current period. It is revenue that is not predictable and uncertain to continue in the future. We derive non-recurring revenue from perpetual software licenses, non-recurring consulting contracts, OEM agreements, and other contracts.

Booked sales of recurring contracts
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Recurring booked sales[1]	$ 4,075	$ 2,886	$ 6,106	$ 5,096
Non-recurring booked sales[2]	3,053	7,232	5,637	13,105

Total booked sales	$ 7,128	$ 10,118	$ 11,743	$ 18,201

Recurring booked sales as a % of total booked sales	57%	29%	52%	28%
Non-recurring booked sales as a % of total booked sales	43%	71%	48%	72%

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Please see first table above for reconciliation of total booked sales, total revenue, and total change in deferred revenue.
[1] Booked sales of recurring contracts is a non-GAAP measure of predictable sales that generate recurrent revenue, which is a GAAP measure defined above.
[2] Non-recurring booked sales are sales that are not predictable and uncertain to continue in the future. We derive non-recurring booked sales from perpetual software licenses, non-recurring consulting contracts, OEM agreements, and other contracts.

CONTACT: Media Contact:
         Jessica Lindl
         Senior Vice President of Marketing and
         Inside Sales
         Scientific Learning Corporation
         (510) 625-6784
         jlindl@scilearn.com

         Investor Contact:
         Stacie Bosinoff
         The Blueshirt Group
         (415) 217-7722
         investorrelations@scilearn.com
         stacie@blueshirtgroup.com